Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

The Ensign Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security	Security Class	Fee Calculation	Amount	Proposed Maximum	Maximum Aggregate	Fee	Amount of
Type	Title	Rule	Registered(2)	Offering Price Per Share	Offering Price(3)	Rate	Registration Fee(3)
Equity	Common Stock, $.001 par value	457(c) and 457(h)	4,230,804	$153.04	$647,482,244.16	$0.0001531	$99,129.53
Total Offering Amounts							$99,129.53
Total Fee Offsets							—
Net Fee Due							$99,129.53

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of outstanding shares of the Registrant's common stock.

(2) This Registration Statement covers the following shares authorized for issuance under the Amended and Restated 2022 Omnibus Incentive Plan: 4,203,000 new shares of common stock plus 27,804 shares of common stock that were available for issuance under the Registrant’s 2022 Omnibus Incentive Plan immediately prior to stockholder approval of the Amended and Restated 2022 Omnibus Incentive Plan and which are rolled over to the 2022 Omnibus Incentive Plan.

(3) Estimated solely for calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, on the basis of the average of the high and low sales prices per share of the Registrant’s common stock on June 23, 2025 as reported by The NASDAQ Stock Market.

(4) The Registrant does not have any fee offsets.